Exhibit 10.58

AGREEMENT COVERING

TERMS AND CONDITIONS OF EMPLOYMENT

BELUGA POWER PLANT CULINARY EMPLOYEES

Between

CHUGACH ELECTRIC ASSOCIATION, INC.
Anchorage, Alaska

and

UNITE HERE
HOTEL EMPLOYEES & RESTAURANT EMPLOYEES UNION
LOCAL 878
Anchorage, Alaska

December 13, 2007 through
June 30, 2010

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PREAMBLE

               This agreement is made and entered into this 13th day of December, 2007, by and between Chugach Electric Association, Inc., hereinafter referred to as the “Employer,” and Hotel Employees & Restaurant Employees Union Local 878, affiliated with Hotel Employees & Restaurant Employees International Union, AFL-CIO, CLC, hereinafter referred to as the “Union,” representing the employees covered by this Agreement working at the Beluga Power Plant, hereinafter referred to as “Beluga.”

                This Agreement shall terminate, cancel, and rescind any Collective Bargaining Agreement heretofore entered into by the undersigned Employer and Union.

                NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the following is hereby agreed to by the Employer and Union.

ARTICLE I - PURPOSE

                It is the objective of the parties that the obligations of the Employer for the successful conduct of its business and the fulfillment of its responsibilities to the employees covered by this Agreement be carried out without interference arising from differences between the parties.

               The Union, representing employees of the Employer, and the Employer desire to establish and maintain, through harmonious cooperation, a standard of conditions and procedures to provide for orderly collective bargaining relations, prompt and equitable disposition of grievances, and fair wages, hours, and working conditions for the employees covered by this Agreement.

               It is the responsibility of the Employer to manage the workforce. It is the responsibility of the parties to promote such practices as will improve the quality of service provided and the working conditions of the employees covered by this Agreement. The Union agrees to support the Employer’s efforts to eliminate waste and inefficiency, prevent absenteeism, harassment, insubordination, and other practices which hamper the Employer’s operation at Beluga. The Union further agrees to support the Employer’s efforts to improve the quality of work at Beluga.

                All employees covered by this Agreement shall be required to discharge their duties in a proper and business-like manner and to be courteous and considerate of one another, other Chugach employees, and the public.

ARTICLE II - RECOGNITION

          The Employer recognizes, during the term of this Agreement, the Union as the sole and exclusive collective bargaining representative for all employees in the classifications covered by this Agreement working at the Beluga Power Plant, hereinafter referred to as “Beluga,” and as the representative of all such employees in interpreting this Agreement and adjusting disputes.

ARTICLE III - UNION SECURITY AND ACTIVITIES

          Section 1.     Union Membership.

          All employees covered by this Agreement, who are presently members of the Union, shall be required as a condition of continued employment to maintain said membership in good standing, and all employees who are not presently members of the Union and all new employees shall become members of the Union on the thirty-first (31st) day following the date of their employment or the effective date of this Agreement, whichever is later. Final notice for termination by the Union for the dismissal of any employee for failure to comply with the provisions of this paragraph shall be in writing to the General Manager of the Employer, which shall contain a certification by the Union.

          Section 2.     Hold Harmless.

          The Union agrees that it will indemnify, defend, and hold harmless the Employer from any and all liability or loss caused by the Employer’s discharge of any employee at the request of the Union.

          Section 3.     Union Dues.

          The Employer agrees to deduct from the paycheck of each employee who so authorizes, on an authorization form provided by the Union, regular monthly Union dues, fees and assessments. Authorized monies shall be withheld from each payroll and submitted by the employer no later than the 12thof the following month. The performance of this service is recognized as a service to the Union by the Employer. It is acknowledged and agreed that the Employer assumes no liability in connection with the collection of Union dues, except that the Employer agrees to exercise ordinary diligence and care in the transmittal of the monies to the Union.

          Except as stated above, the Union shall assume all obligations and responsibilities for the collection of any Union fees or assessments.

          Section 4.     Shop Stewards.

          The Employer recognizes the right of the Union to appoint one employee per shift as shop steward to represent employees at Beluga. The shop steward shall have the right to receive complaints or grievances and discuss same with the designated Employer representative. The shop steward has the authority to discuss resolutions to complaints and grievances, although full authority to resolve or dismiss complaints and grievances shall remain vested with the Union.

          A shop steward shall make every effort to perform union business during nonworking time. Upon approval by the designated Employer representative, a shop steward may be granted a reasonable amount of time during working hours and without loss of pay to handle union business. These requests will not be unreasonably denied by the Employer. The shop steward shall report any union duties performed during working hours on his/her timecard, if so approved. In the event the Union requires the services of the shop steward during an arbitration hearing, upon prior notice to the Manager of Employee Relations by the Business Manager or designated representative, the shop steward will be released from duty with no loss of income for their regularly scheduled hours of work. The Employer and the Union agree to split the costs of transportation to and from the arbitration hearing unless mutually agreed otherwise.

          The Employer agrees to notify the Union twenty-four (24) hours prior to layoff of any shop steward, except in cases of discharge for just cause under Article VII. If the discharge of the shop steward is for just cause, notification to the Union is required immediately upon notification to the employee.

          The shop steward will be the last employee laid off, provided he/she is qualified to perform the work remaining on the job.

          Section 5.     Union Admission to Job.

          Duly authorized representatives of the Union may meet with employees covered by this Agreement provided, however, that the representative(s) shall obtain prior approval from the Employer’s Manager of Employee Relations before arrival at Beluga. Such meetings shall not interfere with the efficient operation of the work performed at Beluga. All Employer rules and regulations will be observed by the Union representative(s) while at Beluga.

          Section 6.      Examination of Records.

          Duly authorized representatives of the Union may examine the personnel records pertaining to the employees covered by this Agreement upon receipt of written authorization by the employee to the Manager of Employee Relations. The Employer shall make every effort to produce the original records, or copies of such records, for examination by the Union representative no later than forty-eight (48) hours after notice from the Union.

          Section 7.     Union Responsibility.

          The Union agrees that this Agreement is binding on each and every employee covered by this Agreement, and that its members, individually or collectively, accept full responsibility for carrying out and complying with all provisions of this Agreement. The Union further agrees to make reasonable efforts to insure that the employees covered by this Agreement obey all rules, regulations, policies, and procedures prescribed by the Employer.

          Section 8.     Noninterference.

          The Employer agrees that it will not attempt to interfere between any of its employees and the Union. It will not restrain or attempt to restrain any employee from belonging to the Union or from taking any active part in Union affairs. It will not discriminate against any employee because of Union membership or lawful Union activity.

ARTICLE IV - HIRING

          Section 1.     Hiring Hall.

          The Union shall maintain a hiring hall and the Employer shall notify the hiring hall when there is a vacancy in a job classification covered by this Agreement. The Employer will first use the services of the hiring hall and consider any referral. In the event the Employer rejects the applicant, the Union will refer another applicant. Upon request of the Union, the Employer will give a job-related reason in writing as to the reason the applicant was rejected.

          If the Union is unable to provide an acceptable referral within forty-eight (48) hours of notification of vacancy, the Employer retains the right to hire applicants from other sources.

          In accordance with the Union hiring hall bylaws, the Employer has the right to request specific names when placing a request for a Head Cook or Baker. For other positions, the Employer is limited to name requesting on an every other call basis.

          The Employer retains the right to require pre-employment physical examinations consistent with applicable state and federal law and at the Employer’s expense.

          Section 2.     Equal Employment Opportunity/Affirmative Action.

          The parties hereto recognize that the Employer is an equal opportunity employer within the contemplation of Title VII of the Civil Rights Act of 1964, as such statute has been implemented by one or more executive orders, and that the Employer is likewise a federal contractor within the contemplation of the aforesaid executive orders and required to pursue an affirmative action program with respect to equal opportunity for employment (reference: Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, 38 U.S.C. 4212, and their implementing regulations listed at 451 CFR Part 60). In order to ensure that the Employer conforms in its hiring practices to the requirements of the law, federal, state, and local, as implemented by executive and administrative orders and regulations, the parties mutually agree that neither Employer nor Union will discriminate against any person or persons on the grounds of race, religion, color, sex, age, or national origin with respect to recruitment, hiring, promotion, demotion, termination, layoff, transfer, compensation, selection for training or otherwise, so as to deny such person or persons equal employment opportunities. The parties also mutually agree that the Employer is an affirmative action employer with respect to individuals with handicaps, disabled veterans, and veterans of the Viet Nam Era.

ARTICLE V - MANAGEMENT RIGHTS

          The Union agrees that the management of the food service and housekeeping operations at Beluga and the direction of the workforce responsible for the food service and housekeeping at Beluga is the sole responsibility of the Employer and shall be at its sole discretion.

          All management rights and responsibilities, which are not expressly modified or restricted by a specific provision of this Agreement, are retained and vested exclusively in the Employer, including, but not limited to, the following:

1.

the right to establish and administer policies and procedures relating to education, training, operations, services, safety, personal hygiene, physical examinations, and maintenance of food service or housekeeping;

2.	to supervise and schedule the workforce, including the assignment of hours of work during the workday;

3.	to hire, promote, transfer, lay-off, and recall employees to work;

4.	to discipline, suspend, and discharge employees for just cause;

5.	to determine the number of employees and the duties to be performed provided that the health and safety of the employees are not endangered;

6.	to maintain the efficiency of employees and direct the workforce;

7.	to establish or expand any job classification or operation of service related to culinary work covered by this Agreement;

8.	to determine staffing patterns and areas worked;

9.	to control and regulate the use of facilities, supplies, equipment, and other property of the Employer;

10.	to determine the assignment and delegation of work, the qualifications required and the size and composition of the workforce;

11.	to introduce new or improved food service or housekeeping methods or facilities regardless of whether or not the same cause a reduction in the workforce; and

12.	to make or change company rules, regulations, policies, and practices provided the same do not conflict with the terms of this Agreement.

ARTICLE VI - NO STRIKE OR LOCKOUT

          Section 1.     No Strike.

          The Union, its members, officers, agents, employees, and representatives agree that they will not authorize, instigate, aid, condone, or engage in any strike (including jurisdictional or sympathy strikes) sit-downs, slow-downs, work stoppages, honor any unsanctioned picket line at the Employer’s premises or work locations, including Beluga, or take any other action which will interfere with or interrupt the Employer’s operations for any reason whatsoever.

          Section 2.      No Lockout.

          The Employer agrees that it will not lockout employees covered by this Agreement at Beluga during the term of this Agreement.

          Section 3.     Noncompliance.

          The Employer may discipline, up to and including dismissal, any employee who engages in conduct prohibited by Section 1 of this Article.

ARTICLE VII - SUSPENSION AND DISCHARGE

          The Employer agrees that no employee shall be suspended or discharged except for just cause. For the purposes of this Article, suspension or discharge for just cause includes, but is not limited to, dishonesty, incompetence, unexcused absenteeism, insubordination, unsatisfactory performance of duties, the use or possession of drugs and/or alcohol in transit or while at Beluga, abandonment of duties, physical fighting, use of racial, ethnic, or sexual epithets, unlawful workplace harassment, physical or verbal threats or abuse, vulgar profanity, and violations of or non-compliance with work rules, regulations, applicable policies, or procedures promulgated by the Employer. The Employer shall furnish the Union with a copy of the disciplinary letter issued to the employee under this Article.

ARTICLE VIII - GRIEVANCE AND ARBITRATION

          Section 1.      Policy.

          The parties recognize and agree that prompt and equitable settlement of employee grievances is essential to the maintenance of sound labor relations. The parties further recognize and agree that such grievances are usually more satisfactorily and expeditiously settled at the lowest supervisory level at which an acceptable understanding can be reached.

          Section 2.      Definition.

          A grievance is hereby defined as an alleged violation of the terms of this Agreement.

          Section 3.     Grievance Procedure.

          Any employee or group of employees having a grievance shall proceed according to the following steps to seek a satisfactory settlement of the grievance. To provide the best opportunity for the grievance to be resolved at the lowest level, none of the following steps shall be omitted:

Step One: The employee shall discuss the grievance with the employee’s immediate supervisor. If the employee and supervisor fail to agree on resolution of the grievance, Step Two will follow.

Step Two:          The employee will discuss the grievance with the shop steward who will, in turn, seek to settle the grievance with the employee’s immediate supervisor. If the shop steward cannot reach an agreement with the employee’s supervisor, Step Three will follow.

Step Three: The shop steward shall state the employee’s grievance in writing. The statement will include the following:

(a)	the nature of the grievance and the circumstances out of which it arose, including the date of occurrence;

(b)	the remedy or correction the Employer is requested to make;

(c)	the section or sections of the Agreement relied upon or alleged to have been violated;

(d)	the signatures of the grievant and the shop steward;

(e)	the date the statement of the grievance was prepared.

Step Four:           The written statement of the grievance shall be given to the Union’s Business Manager or representative and be presented to the Employer’s designated representative within twenty-one (21) calendar days of the occurrence.

Step Five:          The Union and the Employer will have twenty-one (21) calendar days to discuss the grievance, hold meetings, and try to come to a mutually agreeable settlement. Prior to the end of the specified twenty-one (21) calendar days, the Employer will provide the Union with a written statement of its position on the grievance.

Step Six: If the grievance is not resolved at Step Five, the Union may submit the matter to arbitration within seven (7) calendar days from the date the Union receives the Employer’s statement.

          Section 4.             Arbitration.

          A.           Not later than three (3) working days after service of the notice by the Union of its intent to proceed to arbitration under Step Six, the Manager of Employer Relations, or designee, shall notify the American Arbitration Association (AAA) of the parties’ need for a panel of nine (9) arbitrators.

          Upon receipt of panel names from AAA, the Manager of Employer Relations, or designee, and the Union Business Manager or designated representative will meet to strike names and select an arbitrator. The parties will flip a coin and the winner of the coin toss has the right to make the first strike or defer to the other party to make the first strike. The parties will alternately eliminate names from the panel until only one arbitrator remains. The party making the last strike shall notify AAA, in writing, of the arbitrator selection, with a copy to the other party. Upon notification from AAA of the appointment of the arbitrator, the parties will contact the arbitrator directly for available dates and will mutually agree on an arbitration date.

          B.           It is mutually understood and agreed that arbitration hearings shall be conducted without unnecessary delay and as soon as practicable. It is further agreed that each party shall be given reasonable opportunity to be heard, to produce witnesses and documentary evidence, and to cross-examine. The parties agree that the decision of the arbitrator shall be final and binding on each of the parties and that they will abide thereby. The authority of the arbitrator shall be limited to questions directly involving the interpretation and application of specific provisions of this Agreement. The arbitrator shall have no authority to add to, subtract from, modify, or change any of the terms of this Agreement. Should either party fail to abide by the decision of the arbitrator, the compliant party shall be free to take whatever legal action it deems necessary to enforce the arbitrator’s award, and such action shall not be considered a violation of this Agreement.

          C.           Expenses incident to the services of the arbitrator shall be split equally by both parties. Each party shall be responsible for any costs, wages, or expenses incurred by its witnesses while preparing for or participating in the arbitration hearing.

          Section 5. Extension of Grievance/Arbitration Timeframes.

          The timeframes set forth in this Article may be extended by mutual agreement, in writing, between the Employer and Union.

ARTICLE IX - CLASSES OF EMPLOYEES

          Section 1.      Probationary Regular Employees.

          Newly-hired regular employees shall be deemed probationary employees, and will be employed on a probationary basis for a period of three (3) consecutive months.

          Satisfactory completion of the probationary period is at the sole discretion of the Employer. Accordingly, at any time during the probationary period, an employee may be disciplined, suspended, or discharged without cause. If an employee is discharged before the expiration of the probationary period, the employee shall not be entitled to cash out leave that would have been credited upon satisfactory completion of the probationary period.

          Probationary employees shall not accrue leave or seniority during their probationary period, although upon satisfactory completion of the probationary period, leave and seniority will be credited retroactively to the employee’s first day of work as a regular employee.

          Section 2.     Regular Employees.

          A regular employee is an employee who has successfully completed the probationary period and is hired to fill a regular position requiring at a minimum eighty (80) hours of work every two workweeks. A regular employee is entitled to all benefits and provisions of this Agreement, unless otherwise provided.

          Section 3.      Temporary Employees.

          A temporary employee is one that is hired to fill the position of a regular employee that has been excused from work by the Employer or is hired to augment the regular workforce. In the event a temporary employee is converted to a regular employee, the employee’s seniority, for all purposes, shall be retroactive to the employee’s most recent date of hire. Temporary employees converted to regular status shall be credited for all time worked in their temporary position toward the probationary period under Article IX, Section 1.

          Section 4.      Promotion.

          A regular employee promoted to another job classification covered by this Agreement shall be given a thirty (30) working day trial period. If within this period the employee is unable to meet the standards of performance or the employee so chooses, the employee shall return to a position assigned by the Employer at the same pay level as the position occupied prior to the promotion.

ARTICLE X - WORKWEEK AND OVERTIME

          Section 1.      Work Schedule and Workweek.

          A.           Regular Schedule - Seven (7) on/Seven (7) off. It is agreed that the regular work schedule for designated employees covered by this Agreement shall consist of a seven (7) days on and seven (7) days off schedule. For pay purposes, each employee’s first workweek shall end after forty (40) regularly scheduled hours of work, and the second workweek shall commence immediately thereafter. Except as otherwise agreed by the Employer and the employee, all regular employees represented by the Union and employed at Beluga, as of the date of signing of this Agreement, shall be assigned to the regular schedule of seven on/seven off. The Employer shall not change such schedule for those employees during the life of this Agreement, unless specifically agreed to by the Union.

          B.           If the Employer determines that additional positions represented by the Union are required to supplement the workforce at Beluga during the life of this Agreement, the Employer may assign a schedule different from the seven on/seven off. If the assigned schedule is a traditional eight hour workday/forty hour workweek, or a ten hour workday/forty hour workweek, the Employer is free to immediately implement such schedule with notice to the Union. If the work schedule to be assigned is not either the seven on/seven off, the Employer and Union shall meet to negotiate and agree before implementing the different schedule. The Employer may establish workweeks for employees assigned to these schedules.

          C.           This Section does not in any way interfere with or limit the right of the Employer to designate the hours of work during a workday for any employee covered by this Agreement.

           Section 2.      Overtime.

          The opportunity for all overtime work shall be distributed as equitably as it is practicable among the employees in the job classification in which such overtime work is assigned. Overtime pay shall not be pyramided.

          All work over twelve (12) hours per day or forty (40) hours per workweek shall be overtime, and paid at time and one-half the employee’s regular rate of pay.

          Section 3.      Shift Change.

          When the Employer requires a face-to-face turnover at shift change, the employee shall be paid only for the hours worked.

ARTICLE XI - WORKING RULES

          Section 1.      Transportation.

          Employees shall be responsible for obtaining and scheduling their own transportation to and from Beluga. The Employer shall pay for transportation costs incurred by employees on flights between Anchorage and Beluga at the beginning and end of the employee’s scheduled shift. Employees shall receive no compensation for travel to and from Beluga. Flight time, from the time the employee checks in for a flight to Beluga until the employee arrives in Beluga, shall not be considered time worked for the purpose of computing overtime, except where the employee travels during the employee’s regularly-scheduled hours of work.

          If the Employer determines during the term of this Agreement that it is in its best interest to designate the flight or carrier an employee must use for travel between Anchorage and Beluga, the Employer retains the right to schedule such flights or designate such carriers with prior notice to the employee.

          Section 2.      Standby.

          If an employee is required to standby for transportation from Anchorage to Beluga, due to circumstances beyond the employee’s control, such as inclement flying weather or mechanical problems affecting the plane, the employee shall receive compensation for actual hours, but no less than four (4) straight-time hours of pay beginning at the time the employee is scheduled to begin work at Beluga. If directed by the Employer to standby after the initial four (4) hour period, the employee shall receive compensation for actual hours spent waiting to fly to Beluga. The employee, however, during any standby period shall be at all times readily available to board the next flight from Anchorage to Beluga.

          If the Employer designates a flight, pursuant to Article XI, Section 1, and an employee misses the designated flight, the employee shall be responsible for the employee’s own transportation costs to Beluga, unless agreed to otherwise between the employee and the Employer. The employee shall not be paid for the hours the employee did not report, unless the employee utilizes annual leave for hours missed on their regularly scheduled shift.

          Section 3.      Wait Time.

          If the Employer directs an employee to report to Beluga before the start time of the employee’s regularly-scheduled shift that results in the employee’s time off to be reduced by six (6) or more hours, the employee shall be entitled to wait-time pay equal to two (2) hours of straight-time.

          While waiting for a flight from Beluga after the employee has completed all scheduled hours of work during the final workday of the employee’s workweek, the employee shall not receive any additional compensation, unless directed to work by the Employer.

          If the employee is unable to leave Beluga at the end of the employee’s scheduled workweek and the employee is not assigned any hours of work in the next scheduled shift or during the shift that is in progress, the employee shall be entitled to four (4) hours of compensation at the straight-time rate. If the employee is assigned work during the next scheduled shift or shift that is in progress, the employee will receive compensation for actual hours worked at the appropriate rate. If an employee is assigned work at a lower classification, the employee shall suffer no reduction in pay for work performed. If the employee refuses to work, the employee will receive no compensation.

          If the employee is unable to leave Beluga either at the end of the employee’s scheduled workweek or workday for more than twenty four (24) hours, the Employer will make a good faith effort to assign work to the employee while waiting for transportation out of Beluga.

          Section 4.      Rest Time and Call Out.

          An employee shall be entitled to eight (8) hours cumulative rest time between shifts. However, when circumstances require an employee’s rest time to be interrupted, the employee shall receive time and one-half for all hours in excess of the employee’s regularly scheduled hours, but not less than two (2) hours. If the call out time merges with the employee’s regularly scheduled hours, the employee will receive time and one-half for all hours worked during the call out, followed by straight time pay for the employee’s regularly scheduled hours. This provision does not apply to time off during split shifts.

          Section 5.      Split Shifts.

          Split shifts shall be completed within thirteen (13) hours except that where any ten (10) hour or longer shifts are being worked, in which event the split shift shall be completed in sixteen (16) hours. Each employee who works a split shift shall be paid an additional thirty dollars ($30.00) for each split shift worked. It is agreed that the Employer will not split shift during an eight (8) hour workday.

          The Employer retains the right to change an employee’s scheduled split shift to a non-split shift on any given workday without advance notice if the Employer determines that an emergency exists or that the workload requires it. Any permanent change from a split shift to a non-split shift requires twenty-four (24) hours notice to the employee before the change is implemented.

          If an employee is called out early from time off during a split shift, the employee shall receive straight-time pay for hours worked, unless the additional time worked results in overtime as provided under Article X, Section 3. There shall be no reduction in an employee’s regularly scheduled hours in the event an employee is called out early from a split shift.

          Section 6.      Meal and Relief  Periods.

          Employees covered by this Agreement shall be allowed one (1) thirty (30) minute paid meal period within the initial six (6) consecutive hours of work and two (2) fifteen (15) minute paid relief breaks during each shift. If the employee is required to work an excess of ten (10) consecutive hours on any assigned shift, the employee shall be required to take a second thirty (30) minute unpaid meal break during the last five (5) hours of the assigned shift.

          Section 7.      Camp Living.

          Under existing facilities at Beluga, each employee shall be allowed housing of approximately sixty (60) square feet of floor area and shall be furnished bedding and weekly change of linen. Adequate closet or locker space shall be provided each employee, and where two (2) or more employees are assigned by the Employer to be housed in a single room, a locker and keys or lockable closet shall be provided each employee. The Employer shall also furnish an adequate number of washers and dryers for personal use by employees during nonworking time.

          In the event that two (2) or more employees are assigned by the Employer to be housed in a single room, the employee with the least amount of seniority will be assigned first. The Employer will provide adequate notice to the assigned employees in the event that two (2) or more employees are assigned by the Employer to be housed in a single room.

          The barracks facilities at Beluga are for employee use while scheduled to work, and not for recreational or personal activities. Residing at the barracks when not scheduled to work is prohibited.

          Section 8.      Work Load and Assignment of Work.

          All camps shall have a minimum of one (1) cook and one (1) bullcook when the camp population reaches fifteen (15) persons, excluding culinary. Bullcooks will be assigned both kitchen and housekeeping duties.

          Section 9.      Return of Remains in Event of Death.

          In the event of death of an employee while at Beluga, the Employer shall immediately notify the Union, and in the absence of any law or authority prohibiting same, prepare and transport the remains to Anchorage.

          Section 10.      Designation of Supervisor.

          The Employer will designate an on-site supervisor to issue instructions to employees to prevent duplication and confusion of orders.

          Section 11.      Drug and Alcohol Testing Program.

          In the interest of promoting the highest standards of workplace excellence and safety, the parties agree to adopt a drug and alcohol testing program in accordance with the protocols and procedures specified in 49 CFR §382.305. The program shall become effective at such time as the Employer implements a parallel program for non-represented employees.

ARTICLE XII - WAGES AND JOB CLASSIFICATION

          Section 1.     Wage Schedule.

          The following are the hourly wages and job classifications covered by this Agreement at Beluga.

          A.           Effective (retroactively) to May 1, 2007:

Head Cook	$22.86
Cook/Baker	$22.35
Head Bullcook	$19.91
Bullcook	$19.53

          B.           Effective July 1, 2008:

Head Cook	$23.77
Cook/Baker	$23.24
Head Bullcook	$20.71
Bullcook	$20.31

          C.           Effective July 1, 2009:

Head Cook	$24.72
Cook/Baker	$24.17
Head Bullcook	$21.54
Bullcook	$21.12

          Section 2.      Compensation for Employees Working in Higher Classification.

          An employee who is assigned by the Employer to perform work of a higher classification shall be paid the higher rate of pay for all work performed during the twelve (12) hour shift.

          Section 3.      Temporary Assignment to Lower Classification.

          An employee who is assigned to work at a lower classification shall not suffer a reduction in pay for such work.

          Section 4.      Training Wage Program.

          The parties agree that the Employer may implement one or more training positions to train bargaining unit employees to fill regular bargaining unit positions covered by this Agreement. An employee in training status will be paid at a wage rate equal to the employee’s present rate of pay plus 50% of the difference between the present pay rate and the rate for the higher position for which the employee is being trained. The employee will move up to the higher rate of pay when the employee successfully completes training for the higher position and is selected for that position.

          Section 5.      Pay Day.

          The Employer shall establish a payroll system providing for the payment on every other Wednesday (every two (2) weeks) for the compensation due an employee for the work performed prior to the Wednesday immediately preceding; provided, if a Wednesday payday falls on a day recognized as a paid holiday by the Employer, the Tuesday immediately preceding will be payday.

ARTICLE XIII - LEAVE

Section 1. Annual Leave.

A regular employee shall earn annual leave at the rate of:

1st year	20 days
2nd year	22 days
3rd year	24 days
4th year	26 days
5th year	30 days

per annum of active and continuous service, dating from the effective date hereof or from his original employment by the Employer. Such employee may accumulate not to exceed sixty (60) days of annual leave. An employee on annual leave will be considered in active service; an employee on approved leave without pay will not be considered in active service. No employee shall take more than sixty (60) days of paid leave at one time. Available leave hours shall be shown on each paycheck.

(A)     Scheduling of Annual Leave. Annual leave shall be granted in advance as follows:

          (1)          Annual leave which has been scheduled pursuant to consideration of seniority, on or before March 1 for the following twelve (12) months, or as agreed between the parties hereto, shall be granted at the time scheduled. Written approval or disapproval of said leave shall be made within ten (10) days after March 1. Both the Union and the Employer agree that both parties shall take all reasonable action to compensate for the employee’s absence.

          (2)          When an employee requests extended leave travel outside of Alaska and so notifies the Employer prior to March 1 and has been scheduled pursuant to consideration of seniority, the employee may take up to sixty (60) days of accrued annual leave and it shall be granted at the time scheduled.

          (3)          In emergencies, such as serious illness or other grave personal problems which, in the opinion of the Employer merit such consideration, annual leave will be granted immediately, provided that the employee states his reason for requesting such leave. If accrued annual leave is exhausted, the Employer may grant leave without pay. The Union will cooperate with the Employer to ensure to the maximum extent possible that consideration given to emergency requests for annual leave are not abused. In the event of a death in the immediate family, an employee shall be granted three (3) working days paid leave of absence. Such leave days will not be used as a reduction of the employee’s annual leave credits. Immediate family is defined as: father, mother, sister, brother, son, daughter, spouse, or spouse’s father, mother, sister, brother, son, or daughter. Employees will make every effort to notify the Employer in a timely manner of the need to be absent because of medical, family emergencies, or other reason.

          (4)          Annual leave for a period of over seven (7) days, if requested after March 1, will be requested at least ten (10) days prior to the commencement thereof. Written approval or disapproval of said leave shall be made within five (5) days after request has been received. Annual leave for a period of seven (7) days or less will be requested at least three (3) days prior to the commencement thereof. Written approval of said leave shall be made within two (2) days after request has been received. Such annual leave will be granted if, in the opinion of the Employer, its operations will permit. Otherwise, such requests will be granted as soon thereafter as practicable. Annual leave will be granted in units of less than four (4) hours if approved by the Employer.

          (5)          Leave without Pay. Leave without pay, not to exceed sixty (60) days in any one (1) year, may be granted at the discretion of the Employer upon application but leave without pay will not be granted to any employee hereunder until such employee has used all annual leave credit which he has accrued with the Employer. The employee will continue to earn service credit with the Employer during the time he is on approved leave without pay status.

          Section 2.     Jury Duty.

          An employee who is required to serve as a juror will be excused from work for the required period of time. The employee will report back to work at all times when not actually engaged in performing the duties specifically associated with jury duty service under the direction of the court. The employee will be compensated for jury duty time at the straight-time rate.

          The Employer will continue the employee’s pay during the service period and will not, except in special circumstances, request that an employee be excused from jury duty service.

          All fringe benefits and pay will continue, with the provision that any pay received other than mileage and parking from court duty must be turned in to the Accounting Department of the Employer.

          Section 3.     Illness or Injury Leave.

          a.           Return Rights

          Any regular employee who is absent from employment due to illness or injury as certified by a physician or is eligible for workers compensation, shall, upon release of their doctor, be returned to the position held prior to their disability so long as the absence does not exceed twelve (12) consecutive months.

          After returning to work, if the employee cannot perform their job, they may be requested to visit a physician at no expense to the employee designated by the employer for a written medical evaluation of the employee’s fitness for duty.

          Any employee absent from work shall notify the Employer weekly during the period they are unable to work, unless otherwise agreed to by the Employer and the employee.

          The Employer shall not be required to retain any employee who has been absent from work more than twelve (12) consecutive months or who has a recurring illness or injury within sixty (60) working days of returning to work, unless agreed to otherwise by the Employer and the Union.

          b.          Fitness for Duty

          In situations where the Employer is unsure about the ability of an employee to perform the employee’s job duties in a manner that is safe for both the employee or other persons and property, the Employer may require that employee submit to either or both a physical or mental evaluation by a licensed physician or mental health practitioner selected and paid for by the Employer. If the evaluator concludes that the employee may endanger property or his own health or safety, or the health or safety of others by continuing to perform the employee’s job duties, the Employer may take appropriate employment action, including but not limited to reassignment, placement in appropriate leave status pending recovery, or termination if the employee refuses the alternatives offered by the Employer.

ARTICLE XIV - HOLIDAYS

          Employees shall be entitled to holiday pay equal to twelve hours of straight time pay at the employee’s wage rate for all twelve (12) hours worked on the following holidays. However, those employees who only work a shift less than 12 hours will be compensated straight time for all hours worked.

New Year’s Day
Presidents’ Day
Memorial Day
Independence Day
Labor Day
Veterans’ Day
Thanksgiving Day
Day after Thanksgiving
Christmas Eve
Christmas Day
New Year’s Eve
Employee’s Birthday

          In the event there is a conflict between the state and federal observance date of any of the above-listed holidays, the state observance date shall prevail.

          The employee’s birthday holiday will be taken as eight (8) hours of birthday leave. These hours will not be deducted from the employee’s annual leave account.

          If a holiday falls on an employee’s scheduled day off, the employee shall be entitled to eight (8) hours of additional compensation at the straight time rate on the employee’s next scheduled workday.

ARTICLE XV - SENIORITY AND LAYOFFS

          Section 1.     Seniority.

          The parties recognize and agree that seniority shall be the basis for any reduction in force determined necessary by the Employer except as provided in Article III, Section 4. Newly-hired regular employees and temporary employees converted to regular status who have not been employed for three (3) consecutive months, shall not accrue seniority until the completion of the three (3) month period. Thereafter, regular employees shall accrue seniority retroactive to the date of hire.

          When more than one employee is employed on the same day, the employee with the lowest dispatch number will have the greater seniority.

          The seniority of any employee will terminate under any of the following conditions:

a.          when a regular employee is laid off, except that if that employee is re-employed as a regular employee and his service break is three (3) months or less, seniority will accrue uninterrupted to original date of hire;

b. when the employee resigns;

c. when the employee is discharged for cause. Section 2. Layoffs.

          There shall be no limitation on the Employer’s right to layoff employees depending upon the Employer’s determination of the work to be performed at Beluga. Layoffs shall be made in reverse order of classification seniority while at Beluga. There shall be no bumping between classifications.

ARTICLE XVI - HEALTH AND WELFARE

          A group health and welfare plan for the employees at Beluga shall be financed by contributions from the Employer per compensable hours worked for all employees covered by this Agreement, beginning thirty-one (31) days after the employee’s date of hire. Employer contributions presently are two dollars and thirty-five cents ($2.35) for each compensable hour worked (not cash in lieu of leave hours). That rate will increase to two dollars and fifty-five cents ($2.55) per hour on January 1, 2008. Effective July 1, 2009, and annually thereafter, the Employer agrees to pay increases in health and welfare premiums up to a maximum of fifteen percent (15%) above the previous year’s contribution rate.

          The Employer agrees to make payments to the Fund based on the following schedule. Payment will be submitted by the Employer no later than the 12th of the month following the month in which said compensable hours were earned by the employee. It is understood that the contributions are to be computed solely on the total number of compensable hours and are not to be included in wages or in computation of overtime.

          Notwithstanding any provision to the contrary in this Agreement, the Employer shall not be liable to an employee for the failure of the Health and Welfare Fund to pay said employee any benefits due from the Health and Welfare Fund. The provisions of this Article shall not be subject to the Grievance and Arbitration Procedure provided in Article VIII of this Agreement.

          If at any time during the life of this Agreement, the plan’s Board of Trustees determines that the agreed-upon contribution rates exceed that necessary to maintain maximum benefits, the Employer will be notified by the Union and will be obligated to pay the lesser amount.

ARTICLE XVII - PENSION

          The parties signatory to this Agreement are also signatory to a Trust Agreement, establishing the Alaska Hotel, Restaurant and Camp Employees Health and Welfare Trust Fund, for the purpose of providing a retirement program for employees covered by this Agreement.

          The Employer agrees to make monthly payments to the Fund based on the following schedule. Payment will be submitted by the Employer no later than the 12th of the month following the month in which said compensable hours were earned by the employee. It is understood that the contributions are to be computed solely on the total number of compensable hours and are not to be included in wages or in computation of overtime.

Effective Date	Contribution Rate

May 1, 2007 (retroactive to)	$4.32

July 1, 2008	$4.47

July 1, 2009	$4.47

ARTICLE XVIII - PREPAID LEGAL TRUST

          The Employer shall make contributions on behalf of each employee covered by this Agreement to the Alaska Culinary Legal Aid Trust Fund in the amount of five cents ($0.05) for each compensable hour. The Employer shall make payments to the Prepaid Legal Trust Fund no later than the 12th of the month following the month in which said compensable hours were earned by the employee.

ARTICLE XIX - LABOR MANAGEMENT COMMITTEE

          A Labor-Management Committee consisting of the General Manager and no less than two representatives from management, the Union Business representative and two representatives from the employee group, will meet during working hours no less than quarterly. The Committee will not have the authority to alter the meaning or cost application of the collective bargaining agreement.

ARTICLE XX - SAVINGS CLAUSE

          In the event that any of the provisions of this Agreement shall be declared by a court of competent jurisdiction to be invalid for any cause, such invalid provisions shall be deemed to be nonexistent, and the remainder of this Agreement shall continue in full force and effect. Should it be determined that any Article in this Agreement is not applicable to any portion of the Employer’s business because of any federal or state law, then the application of such Article shall be suspended. Within thirty (30) days of the determination of invalidity or inapplicability, the parties shall meet and discuss appropriate amendment of this Agreement to cure the determined invalidity or inapplicability.

ARTICLE XXI - ENTIRE AGREEMENT

          This Agreement constitutes the entire Agreement between the parties and no oral statement shall add to or supersede any of its provisions. No previous oral or written agreement shall apply after the signing of this Agreement. This Agreement may be subject to amendment at any time by mutual agreement of the parties. Such amendment shall be reduced to writing, shall state the effective date of the change or modification, and be signed by both the Employer and Union.

ARTICLE XXII - SUCCESSOR AND ASSIGNS

          This Agreement shall be binding upon the successors and assigns of the parties hereto, and no provisions, terms, or obligations herein contained shall be affected, modified, altered, or changed in any respect whatsoever by the consolidation, merger, sale, transfer, or assignment of either party hereto, or of the kind of ownership or management of either party hereto, or any change, geographic or otherwise, in the location or place of business of either party hereto.

ARTICLE XXIII - DURATION

          Section 1.     Effective Dates.

          This Agreement shall become effective upon ratification by the bargaining unit and approval by the Employer’s Board of Directors, and shall continue in full force and effect through June 30, 2010.

          Section 2.     Notice.

          Either party may give notice of its intent to negotiate a new agreement by submitting in writing such notice to the other party no later than ninety (90) days prior to the expiration of this Agreement. Such notice shall either designate termination of the existing Agreement and full negotiations or a desire to renegotiate selected Articles. The parties agree to meet no later than forty-five (45) days prior to the expiration of this Agreement to begin the negotiations.

          Section 3.     Continuation of Agreement.

          During negotiations pursuant to Article XXIII, Section 2, this Agreement will remain in full force and effect until impasse is reached after negotiations are reopened by either party pursuant to Section 2. The Agreement that results from negotiations will be effective, however, retroactive to the expiration date of this Agreement or as otherwise agreed to by the parties.

          Should negotiations fail to reopen in accordance with Section 2, this Agreement shall continue in full force and effect for another year unless mutually agreed to otherwise. Thereafter, this Agreement shall continue in full force and effect until a new agreement is ratified or impasse is reached after negotiations are reopened by either party pursuant to Section 2.

          IN WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on this 13th day of December, 2007.

Elizabeth Vasquez Chairperson, Board of Directors Chugach Electric Assn., Inc.	Marvin Jones President UNITE HERE Local 878

Bradley Evans Acting CEO Chugach Electric Assn., Inc.